Exhibit 99.1

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AERKOMM LISTS ON EURONEXT PARIS

Market capitalisation: €60.8 million

Paris – 23 July 2019 – Euronext today welcomes Aerkomm, Inc., a development stage service provider of in- flight connectivity and entertainment, to Euronext Paris.

Headquartered in Nevada, USA, and currently listed on the Nasdaq OTCQX market, Aerkomm is a development stage company that intends to partner with airlines to offer air passengers free in-flight entertainment and communications services, and expects to generate revenue through the sales of advertising space and in-flight transactions. With strategic partnerships with brands such as Airbus and Air Malta, Aerkomm now plans to build both a customer base and investor base in Europe.

Aerkomm (ticker code: AKOM) was listed on 23 July 2019 through the admission to trading of 9,399,272 shares making up its capital. The listing price was set at €6.468 per share. Market capitalisation on the day of listing was circa €60.8 million.

During the listing ceremony this morning,Aerkomm CEO Jeffrey Wun said: “The Aerkomm team is thrilled to have listed on Euronext Paris. This European listing reflects our growth ambitions as well as the successes achieved in Europe to date. Listing on Euronext Paris, we believe, will unlock deep pools of European investor capital and will place us alongside our current and future strategic partners. We look forward to strengthening our ties with the European investor and Aerospace communities.”

CONTACT

Euronext

Michael Russell	+353 87 391 4082- Mrussell@euronext.com

About Aerkomm

Aerkomm Inc. (OTCQX: AKOM), operating through its wholly owned subsidiary, Aircom Pacific, Inc., is a development stage service provider of in-flight entertainment and connectivity, or IFEC, solutions for the airline industry. The Company strives to become a leading provider of a wide range of in-flight broadband entertainment and connectivity services, including Wi-Fi connectivity, cellular networks, movies, gaming, live television, and music. Aerkomm aims to reshape the market for in-flight entertainment and connectivity services by offering on-board connectivity to its prospective airline partners and passengers for free, generating revenue through advertising and on-board transactions.

About Euronext

Euronext is the leading pan-European exchange in the Eurozone, covering Belgium, France, Ireland, The Netherlands, Portugal and the UK. The Norwegian stock exchange and its clearing & settlement subsidiary, together operating as Oslo Børs VPS, joined Euronext on 17 June 2019. With 1,239 listed issuers worth €3.8 trillion in market capitalisation as of end June 2019, Euronext is an unmatched blue-chip franchise that has 26 issuers in the Morningstar® Eurozone 50 Index℠ and a strong diverse domestic and international client base. Euronext operates regulated and transparent equity and derivatives markets and is the largest centre for debt and funds listings in the world. Its total product offering includes Equities, FX, Exchange Traded Funds, Warrants & Certificates, Bonds, Derivatives, Commodities and Indices. Euronext also leverages its expertise in running markets by providing technology and managed services to third parties. In addition to its main regulated market, Euronext also operates Euronext GrowthTM and Euronext AccessTM, simplifying access to listing for SMEs.

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